Exhibit 99.1

Molina Healthcare Announces Promotions of Two Senior Executives

LONG BEACH, Calif.--(BUSINESS WIRE)--May 16, 2023--Molina Healthcare, Inc. (NYSE: MOH) (“Molina”) today announced that Jim Woys and Mark Keim have each been promoted to the position of senior executive vice president, effective May 15th. With this promotion, Woys also assumes the role of chief operating officer. Keim will continue as chief financial officer with expanded operational and growth-related responsibilities.

Woys has served as Molina’s executive vice president – health plan services, since May 2018. Keim had served as Molina’s executive vice president – transformation, since January 2018, and became chief financial officer in February 2021.

"Jim and Mark have been instrumental leaders of Molina’s growth and performance over the past five years," said Joe Zubretsky, president and chief executive officer of Molina. "I look forward to working with them and our deep and talented leadership team to drive the next wave of value creation for all of our stakeholders."

About Molina Healthcare

Molina Healthcare, Inc., a FORTUNE 500 company (currently ranked 125), provides managed healthcare services under the Medicaid and Medicare programs and through the state insurance marketplaces. Molina Healthcare served approximately 5.3 million members as of March 31, 2023, located across 19 states. For more information about Molina Healthcare, please visit molinahealthcare.com.

Contacts

Investor Contact: Joseph Krocheski, Joseph.Krocheski@molinahealthcare.com, 562-951-8382
Media Contact: Caroline Zubieta, Caroline.Zubieta@molinahealthcare.com, 562-951-1588